____Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

                      U. S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D. C. 20549

                                        FORM 4

                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange act of 1934,
Section 17(a) of the Public Utility Holding Company act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person

   Goldberg    Gene          L.
    (Last)    (First)     (Middle)

   383 Route 46 West
    (Street)

   Fairfield      NJ        07004
     (City)    (State)      (Zip)

2. Issuer Name and Ticker or Trading Symbol		"BPRX"

   BRADLEY PHARMACEUTICALS, INC.

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year                       01/2001

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)

     _____Director                           ______10 % Owner
     __X__Officer (give title                ______Other (specify below)
                   below)

                            Senior Vice President

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially
          Owned

1. Title of Security (Instr.3)
   (1)  Common Stock
   (2)  Class B Common Stock
   (3)  Common Stock
2. Transaction Date (Month/Day/Year)
   (1)
   (2)
   (3)  01/12/01
3. Transaction Code (Instr.8)
   (1)
   (2)
   (3)  Code T
4. Securities Acquired (A) or Disposed of (D) (Instr.3,4 and 5)
   (1)
   (2)
   (3)  Amount  1,031 (A)   Price - 1.625
5. Amount of Securities Beneficially Owned at End of Month (Instr.3 and 4)
   (1)      84
   (2)  10,192
   (3)   4,766
6. Ownership Form: Direct (D) or Indirect (I)
   (1)  (D)
   (2)  (D)
   (3)  (I)
7. Nature of Indirect Beneficial Ownership (Instr.4)
   (1)
   (2)
   (3)  401(k)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                             (Print or Type Responses)

FORM 4 (continued)

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security (Instr.3)
        		Options (right to buy)
2.  Conversion or Exercise Price of Derivative Security
          (1)   1.6875
          (2)   1.6875
          (3)   1.6875
          (4)   1.6875
          (5)   1.6875
          (6)   1.6875
          (7)   1.6875
          (8)   1.6875
          (9)   1.6875
          (10)  1.6875
          (11)  1.6875
          (12)  1.6875
          (13)  1.6875
          (14)  1.6875
          (15)  1.6875
          (16)  1.0625
          (17)  1.0625
          (18)  1.0625
          (19)  1.1875
3.  Transaction Date (Month/Day/Year)
4.  Transaction Code (Instr.8)
5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr.3,4 and 5)
6.  Date Exercisable and Expiration Date (Month/Day/Year)
          (1)   Exercisable - 11/12/92    Expiration - 11/11/01
          (2)   Exercisable - 11/12/93    Expiration - 11/11/01
          (3)   Exercisable - 11/12/94    Expiration - 11/11/01
          (4)   Exercisable - 04/26/94    Expiration - 04/25/03
          (5)   Exercisable - 04/26/95    Expiration - 04/25/03
          (6)   Exercisable - 04/26/96    Expiration - 04/25/03
          (7)   Exercisable - 11/12/93    Expiration - 11/11/02
          (8)   Exercisable - 11/12/94    Expiration - 11/11/02
          (9)   Exercisable - 11/12/95    Expiration - 11/11/02
          (10)  Exercisable - 04/12/95    Expiration - 04/11/04
          (11)  Exercisable - 04/12/96    Expiration - 04/11/04
          (12)  Exercisable - 04/12/97    Expiration - 04/11/04
          (13)  Exercisable - 12/30/95    Expiration - 12/29/04
          (14)  Exercisable - 12/30/96    Expiration - 12/29/04
          (15)  Exercisable - 12/30/97    Expiration - 12/29/04
          (16)  Exercisable - 12/05/96    Expiration - 12/04/05
          (17)  Exercisable - 12/05/97    Expiration - 12/04/05
          (18)  Exercisable - 12/05/98    Expiration - 12/04/05
          (19)  Exercisable - 01/05/96    Expiration - 01/04/06
7.  Title and Amount of Underlying Securities
          (1)   Title - Common Stock      Number of Shares - 1,250
          (2)   Title - Common Stock      Number of Shares - 1,250
          (3)   Title - Common Stock      Number of Shares - 1,250
          (4)   Title - Common Stock      Number of Shares - 3,333
          (5)   Title - Common Stock      Number of Shares - 3,333
          (6)   Title - Common Stock      Number of Shares - 3,334
          (7)   Title - Common Stock      Number of Shares -   800
          (8)   Title - Common Stock      Number of Shares -   800
          (9)   Title - Common Stock      Number of Shares -   800
          (10)  Title - Common Stock      Number of Shares - 2,133
          (11)  Title - Common Stock      Number of Shares - 2,133
          (12)  Title - Common Stock      Number of Shares - 2,134
          (13)  Title - Common Stock      Number of Shares - 2,400
          (14)  Title - Common Stock      Number of Shares - 2,400
          (15)  Title - Common Stock      Number of Shares - 2,400
          (16)  Title - Common Stock      Number of Shares - 4,000
          (17)  Title - Common Stock      Number of Shares - 4,000
          (18)  Title - Common Stock      Number of Shares - 4,000
          (19)  Title - Common Stock      Number of Shares - 6,696
8.  Price of Derivative Security (Instr. 5)
          (1)   1.6875
          (2)   1.6875
          (3)   1.6875
          (4)   1.6875
          (5)   1.6875
          (6)   1.6875
          (7)   1.6875
          (8)   1.6875
          (9)   1.6875
          (10)  1.6875
          (11)  1.6875
          (12)  1.6875
          (13)  1.6875
          (14)  1.6875
          (15)  1.6875
          (16)  1.0625
          (17)  1.0625
          (18)  1.0625
          (19)  1.1875
9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr.4)
          (1)   1,250
          (2)   1,250
          (3)   1,250
          (4)   3,333
          (5)   3,333
          (6)   3,334
          (7)     800
          (8)     800
          (9)     800
          (10)  2,133
          (11)  2,133
          (12)  2,134
          (13)  2,400
          (14)  2,400
          (15)  2,400
          (16)  4,000
          (17)  4,000
          (18)  4,000
          (19)  6,696
10. Ownership Form of Derivative Security: Direct (D) or Indirect (I)
    (Instr.4)
          (D)
11. Nature of Indirect Beneficial Ownership (Instr.4)

Explanation of Responses:



                                   /s/Gene L. Goldberg       February 9, 2001
                             ------------------------------- ----------------
                             **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                                             	SEC 1474 (3/91)